Exhibit 99.1

LEGACY RESERVES, LP PERMIAN BASIN ACQUISITION OVERVIEW NOVEMBER 7, 2012

Statements made by representatives of Legacy Reserves LP (the “Partnership”) during the course of this presentation that are not historical facts are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for oil and natural gas, our ability to replace reserves and efficiently exploit our current reserves, our ability to make acquisitions on economically acceptable terms, and other important factors that could cause actual results to differ materially from those anticipated or implied in the forwardlooking statements. Please see the factors described in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2011 in Item 1A under “Risk Factors”, our Quarterly Reports on Forms

10-Q and subsequent filings with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information or future events. Pending acquisition information is based on internal evaluation of reserve and other information provided by seller and has not been independently verified or estimated. 2

Pending Acquisition 3 On November 7, 2012 Legacy Reserves, LP (“Legacy”) announced an agreement to purchase Permian Basin oil and natural gas properties from Concho Resources Inc. for $520 million Landmark acquisition adds significant size and scale to Legacy’s existing Permian footprint 25.6 MMBoe of proved reserves (71% PDP, 14% PDNP, and 62% oil) (1) 5,238 Boe/d from 1,584 producing wells (2) 13.4 year R/P 99.8% Permian 90.5% operated (3) 2013E cash flow from operations of approximately $80 million Overlapping properties leverage operational know-how and existing corporate and field-level infrastructure Acreage supports substantial long-term opportunities including 236 currently identified development locations Internally estimated as of 9/30/12. Based on SEC pricing as of 9/30/12. Based on internal reserve report PDP production for Q1 2013. Operated percentage based on reserves. Target Asset Map (1) (2) (3)

Legacy Asset Base

Operating Region	Oil (MBbls)	Natural Gas (MMcf)	NGLs (MBbls)	Total (MBoe)	% Liquids	% PDP
	Proved Reserves by Operating Region as of December 31, 2011					
Permian Basin	28,186	101,176 [1]	802	45,851	63.2%	82.0%
Mid-Continent	3,513	18,334	4,000	10,569	71.1%	98.4%
Rocky Mountains	6,411	2,452	10	6,830	94.0%	85.1%
Other	68	642	22	197	45.7%	100.0%
Total	38,178	122,604	4,834	63,447	67.8%	85.2%

Operating Region	Oil (MBbls)	Natural Gas (MMcf)	NGLs (MBbls)	Total (MBoe)	% Liquids	% PDP
	2012 Acquisitions—Estimated Proved Reserves [2]					
Permian Basin (March 2012)	46	7	-	47	97.6%	100.0%
Permian Basin (April 2012)	84	707	-	202	41.7%	81.6%
Permian Basin (May 2012)	69	0	-	69	100.0%	100.0%
Permian Basin (June 2012)	91	2,247	350	816	54.1%	97.5%
Permian Basin (July 2012)	25	42	-	32	78.4%	100.0%
Permian Basin (August 2012)	76	129	-	98	78.0%	100.0%
Permian Basin (September 2012)	21	732	140	284	57.0%	100.0%
Permian Basin (October 2012)	571	839	7	718	80.5%	77.4%
Pending Permian Basin Acquisition	15,957	58,091	-	25,639	62.2%	70.9%
Rocky Mountain (April 2012)	702	76	-	715	98.2%	100.0%
Rocky Mountain (May 2012)	271	67	-	282	96.0%	77.8%
Rocky Mountain (May 2012)	3,117	538	76	3,283	97.3%	100.0%
Rocky Mountain (May 2012)	246	-	-	246	100.0%	95.2%
Rocky Mountain (August 2012)	166	-	-	166	100.0%	100.0%

[1] Legacy primarily reports and accounts for its Permian Basin natural gas volumes inclusive of the NGL content in those natural gas volumes. Given the price disparity between an equivalent amount of NGLs compared to natural gas, Legacy's realized natural gas prices in the Permian Basin are substantially higher than NYMEX Henry Hub natural gas prices due to NGL content

[2] Reserves were calculated using oil and natural gas prices that represent the unweighted average of the first-day-of-the-month prices for each of the most recent twelve-month period prior to the closing date of each of the acquisitions listed above. For the Pending Permian Basin Acquisition, proved reserves were calculated using a price of $95.33/Bbl for oil, and $2.88/MMBtu for natural gas, which represent the unweighted average of the first-day-of-the-month prices for each of the twelve months ending September 30, 2012, the most recent twelve-month period prior to the anticipated effective date of the Pending Permian Basin Acquisition. The table above excludes two immaterial acquisitions completed in 2012 for approximately $2.8 million


MONTANA
NORTH DAKOTA
SOUTH DAKOTA
WYOMING
NEBRASKA
COLORADO
KANSAS
NEW MEXICO
OKLAHOMA
TEXAS
SHARED COUNTIES
LEGACY-ONLY COUNTIES
ACQUISITION-ONLY COUNTIES

LEGACY RESERVES
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